UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 4, 2003

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00-06253	33-0569235
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2 Goodyear, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (949) 837-3700

Item 5. – Other Events and Regulation FD Disclosure.

On December 8, 2003, Micro Therapeutics, Inc. (“MTI”) announced that it consummated a private placement involving the sale of $17,000,000 in aggregate principal amount of Exchangeable Promissory Notes (the “Notes”) pursuant to a Note Purchase Agreement, dated as of December 4, 2003, among MTI and the investors a party thereto (the “Note Purchase Agreement”). The Notes are due and payable by MTI upon the earlier of (1) the occurrence of an event of default under the Notes or (2) December 4, 2004. Each Note bears interest at the rate of seven percent (7%) per annum prior to maturity and twelve percent (12%) per annum thereafter. Upon the satisfaction of certain conditions, the Notes will be exchangeable into a number of shares of MTI’s common stock determined by dividing (i) the outstanding principal balance of the Note plus any accrued but unpaid interest then outstanding divided by (ii) $2.73 (subject to appropriate adjustment for stock splits, stock dividends, reclassifications or other similar events). The holders of the Notes have agreed to exchange their Notes for shares of MTI’s common stock at the above described exchange ratio if (a) MTI obtains the approval from its stockholders holding a majority of the outstanding shares of common stock (i) to an amendment to MTI’s Amended and Restated Certificate of Incorporation, which amendment increases the authorized number of shares of common stock from 45,000,000 to 70,000,000, and (ii) of the issuance of shares of common stock upon exchange of the Notes for purposes of the current and proposed Nasdaq Marketplace Rules and (b) certain other customary conditions contained in the Note Purchase Agreement have been satisfied. If MTI does not obtain the requisite approval of the stockholders by March 3, 2004, each investor may, at its option, exchange its Note for shares of common stock at the above described exchange ratio or require repayment of the Note upon maturity. Investors purchasing $13,000,000 in aggregate principal amount of Notes are members of, or affiliated with members of, ev3 LLC, a Delaware limited liability company, which is the sole member of Micro Investment, LLC, a Delaware limited liability company and the holder of approximately 70% of the outstanding shares of common stock of MTI (“Micro Investment”). In connection with the private placement, Micro Investment entered into a Voting Agreement, dated as of December 4, 2003 (the “Voting Agreement”), with MTI pursuant to which it agreed to vote the shares of MTI common stock owned by it in favor of the proposals described above.

This announcement is not an offer to sell either the Notes or the common stock issued or to be issued in exchange for the Notes as described above. The private placement is being made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. Neither the Notes nor the shares of common stock issued or to be issued upon exchange of the Notes have been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The investors participating in the private placement are entitled to registration rights that require MTI to prepare and file with the Securities and Exchange Commission, within 5 business days after the exchange of any of the Notes, a registration statement under the Securities Act of 1933 for the purpose of registering for resale, all of the shares of MTI’s common stock issued upon exchange of the Notes.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 99.1. A copy of the press release announcing the issuance of the Notes is attached hereto as Exhibit 99.2 and is hereby incorporated by reference. The information contained in this Form 8-K is not a solicitation of a proxy and information concerning the proposed transactions will be included in the definitive proxy statement to be furnished to stockholders.

Item 7. – Exhibits

(c)    Exhibits.

Exhibit Number	Description

2.1	Note Purchase Agreement, dated December 4, 2003, by and among Micro Therapeutics, Inc. and the investors a party thereto, including as exhibits thereto, the Registration Rights provisions and Form of Exchangeable Promissory Note.

99.1	Voting Agreement, dated as of December 4, 2003, between Micro Therapeutics, Inc. and Micro Investment, LLC.

99.2	Press Release, dated December 8, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

December 10, 2003	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Assistant Secretary and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Note Purchase Agreement, dated December 4, 2003, by and among Micro Therapeutics, Inc. and the investors a party thereto, including as exhibits thereto, the Registration Rights provisions and Form of Exchangeable Promissory Note.

99.1	Voting Agreement, dated as of December 4, 2003, between Micro Therapeutics, Inc. and Micro Investment, LLC.

99.2	Press Release, dated December 8, 2003.